Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS THIRD QUARTER EARNINGS

Scottsdale, Arizona (October 25, 2016) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and nine months ended September 30, 2016.

Third Quarter 2016 Highlights
Operating

•
Net Income Attributable to Common Stockholders: Decreased 0.6% to $6.4 million, compared to Q3 2015. Earnings per diluted share decreased 20.0% to $0.04 per diluted share, compared to Q3 2015. Normalized Funds from Operations (“FFO”), as noted below, increased due to the continued growth in our operations, however, net income was adversely affected by the payment of debt extinguishment costs and interest related to debt.

•
FFO: As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), increased 16.1% to $54.0 million, compared to Q3 2015. FFO per diluted share increased 5.6% to $0.38 per diluted share, compared to Q3 2015.

•	Normalized FFO: Increased 14.3% to $57.1 million, compared to Q3 2015.

•	Normalized FFO Per Diluted Share: Increased 2.6% to $0.40 per diluted share, compared to Q3 2015.

•
Same-Property Cash Net Operating Income (“NOI”): Increased $2.2 million, or 3.3%, to $68.6 million, compared to Q3 2015. Same-Property rental revenue increased $2.1 million, or 2.8%, to $77.7 million, compared to Q3 2015.

Portfolio

•
Investments: HTA invested $197.1 million to acquire medical office buildings totaling approximately 536,000 square feet of gross leasable area (“GLA”) that were 92% leased in our key markets of Tampa, Florida and Birmingham, Alabama and strategically expanded our presence in Orange County/Los Angeles, California.

•
Leasing: HTA entered into new and renewal leases on approximately 339,000 square feet of GLA, or 1.9% of its portfolio. Tenant retention for the Same-Property portfolio was 67% by GLA for the quarter, which included approximately 309,000 square feet of expiring leases. Tenant retention for the Same-Property portfolio, excluding the impact of the Forest Park Medical Center hospital leases, was 84% by GLA for the quarter. Renewal leases included tenant improvements of $2.09 per square foot per year of the lease term and approximately six days of free rent per year of the lease term.

Balance Sheet and Capital Markets

•
Balance Sheet: At the end of the quarter, HTA had total leverage of 26.4% measured as debt to capitalization, and 5.5x measured as debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Total liquidity at the end of the quarter was $835.4 million, including $817.5 million of availability under its unsecured revolving credit facility and $17.9 million of cash and cash equivalents.

•
Debt: HTA issued $350.0 million of senior unsecured 10-year notes, with a coupon of 3.50% per annum and Healthcare Trust of America Holdings, LP, the operating partnership of HTA, general partner, executed a $200.0 million 7-year unsecured term loan with proceeds used to refinance its $155.0 million unsecured term loan due in 2019 and pay down existing mortgage loans of $75.7 million, generating prepayment penalties of $3.0 million.

•
Equity: HTA issued $126.9 million of equity comprised of $125.9 million from the sale of common stock in an underwritten public offering at an average price of $33.67 per share and $1.0 million from the issuance of Class A Operating Partnership Units (“OP Units”) in connection with an acquisition transaction.

Year-to-Date 2016 Highlights
Operating

•
Net Income Attributable to Common Stockholders: Increased 30.2% to $29.4 million, compared to year-to-date 2015. Earnings per diluted share increased 16.7% to $0.21 per diluted share, compared to year-to-date 2015.

•	FFO: As defined by NAREIT, increased 11.8% to $154.6 million, compared to year-to-date 2015. FFO per diluted share increased 3.7% to $1.12 per diluted share, compared to year-to-date 2015.

•	Normalized FFO: Increased 14.1% to $165.7 million, compared to year-to-date 2015.

•	Normalized FFO Per Diluted Share: Increased 5.3% to $1.20 per diluted share, compared to year-to-date 2015.

•
Same-Property Cash NOI: Increased $5.6 million, or 3.0%, to $192.8 million, compared to year-to-date 2015. Same-Property rental revenue increased $4.9 million, or 2.3%, to $218.3 million, compared to year-to-date 2015.

Portfolio

•	Investments: HTA completed $633.0 million of investments totaling approximately 2.2 million square feet of GLA that were 93% leased as of the date of acquisition.

•
Dispositions: HTA completed the disposition of four senior care facilities located in Texas for an aggregate gross sales price of $26.5 million (approximately 155,000 square feet of GLA), generating a gain of $4.2 million.

•
Leasing: HTA entered into new and renewal leases on approximately 1.1 million square feet of GLA, or 6.4% of its portfolio. Tenant retention for the Same-Property portfolio was 79% by GLA year-to-date, which included approximately 932,000 square feet of expiring leases. Tenant retention for the Same-Property portfolio, excluding the impact of the Forest Park Medical Center hospital leases, was 84% by GLA year-to-date. Renewal leases included tenant improvements of $1.29 per square foot per year of the lease term and approximately four days of free rent per year of the lease term.

•	Leased Rate: The leased rate by GLA was 91.8% as of September 30, 2016. For the Same-Property portfolio the leased rate by GLA was 91.7% as of September 30, 2016.
Capital Markets

•
Equity: HTA issued $492.5 million of equity comprised of $297.8 million from the sale of common stock in underwritten public offerings at an average price of $30.64 per share, $122.9 million from the sale of common stock under the at-the-market offering program at an average price of $27.82 per share, and $71.8 million from the issuance of OP Units in connection with acquisition transactions.

Subsequent Events

•	Investments: After the quarter end, HTA acquired an investment with a purchase price of $7.2 million.

•
Dividends: On October 25, 2016, HTA’s Board of Directors approved a quarterly cash dividend of $0.30 per common share. The dividend will be paid on January 10, 2017 to stockholders of record of its common stock on January 3, 2017. The dividend represents an annualized rate of $1.20 per share.

Financial Results
Rental Income
Rental income increased 13.8% to $118.3 million for the three months ended September 30, 2016, compared to $103.9 million for the three months ended September 30, 2015.
Net Income
Net income was $6.6 million for the three months ended September 30, 2016 and 2015.
FFO
FFO, as defined by NAREIT, was $0.38 per diluted share, or $54.0 million, for the three months ended September 30, 2016, compared to $0.36 per diluted share, or $46.5 million, for the three months ended September 30, 2015.
Normalized FFO
Normalized FFO was $0.40 per diluted share, or $57.1 million, for the three months ended September 30, 2016, compared to $0.39 per diluted share, or $50.0 million, for the three months ended September 30, 2015.
Normalized FAD
Normalized Funds Available for Distribution (“Normalized FAD”) increased 10.2% to $49.2 million, for the three months ended September 30, 2016, compared to $44.7 million for the three months ended September 30, 2015.
NOI
NOI was $81.5 million for the three months ended September 30, 2016, compared to $71.0 million for the three months ended September 30, 2015.
Same-Property Cash NOI
Same-Property Cash NOI increased $2.2 million, or 3.3%, to $68.6 million, for the three months ended September 30, 2016, compared to $66.5 million for the three months ended September 30, 2015. Same-Property rental revenue increased $2.1 million, or 2.8%, to $77.7 million, for the three months ended September 30, 2016, compared to the three months ended September 30, 2015.
General and Administrative Expenses
General and administrative expenses were $7.3 million for the three months ended September 30, 2016, compared to $6.4 million for the three months ended September 30, 2015.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the three months ended September 30, 2016, was $15.6 million, which included $16.9 million of interest expense related to debt and interest rate swaps, and a net gain of $1.3 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the quarter with a weighted average interest rate of 3.35% per annum, including the impact of interest rate swaps. The weighted average remaining term of the debt portfolio was 6.0 years, including extension options.
Balance Sheet
As of September 30, 2016, HTA had total assets of $3.7 billion, cash and cash equivalents of $17.9 million, and $817.5 million available under its unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit). The leverage ratio of debt to capitalization was 26.4% as of September 30, 2016.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 91.8% by GLA as of September 30, 2016. The occupancy rate of HTA’s portfolio was 91.3% by GLA as of September 30, 2016. Tenant retention for the Same-Property portfolio was 67% by GLA for the quarter, which included approximately 309,000 square feet of expiring leases. Tenant retention for the Same-Property portfolio, excluding the impact of the Forest Park Medical Center hospital leases, was 84% by GLA for the quarter.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 44% as of September 30, 2016. Additionally, 60% of HTA’s annualized base rent as of September 30, 2016 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.

In-House Property Management and Leasing Platform
As of September 30, 2016, HTA’s in-house property management and leasing platform operated approximately 16.0 million square feet of GLA, or 91% of HTA’s total portfolio.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States, based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested $4.2 billion primarily in MOBs and other healthcare assets comprising 17.6 million square feet of GLA. Our investments are targeted in 20 to 25 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s website at www.htareit.com.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Wednesday, October 26, 2016 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to review its financial performance and operating results for the three and nine months ended September 30, 2016.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10093740
Available October 26, 2016 (one hour after the end of the conference call) to November 26, 2016 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time)
Supplemental Information
Supplemental financial data are available on the HTA’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Real estate investments:
Land	$381,745	$303,706
Building and improvements	3,406,897	2,901,157
Lease intangibles	466,434	430,749
	4,255,076	3,635,612
Accumulated depreciation and amortization	(779,378)	(676,144)
Real estate investments, net	3,475,698	2,959,468
Cash and cash equivalents	17,938	13,070
Restricted cash and escrow deposits	13,689	15,892
Receivables and other assets, net	160,837	141,703
Other intangibles, net	47,728	42,167
Total assets	$3,715,890	$3,172,300
LIABILITIES AND EQUITY
Liabilities:
Debt	$1,712,598	$1,590,696
Accounts payable and accrued liabilities	104,202	94,933
Derivative financial instruments - interest rate swaps	4,866	2,370
Security deposits, prepaid rent and other liabilities	44,828	46,295
Intangible liabilities, net	36,928	26,611
Total liabilities	1,903,422	1,760,905
Commitments and contingencies
Redeemable noncontrolling interests	9,215	4,437
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 141,728,448 and 127,026,839 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,417	1,270
Additional paid-in capital	2,753,566	2,328,806
Cumulative dividends in excess of earnings	(1,042,977)	(950,652)
Total stockholders’ equity	1,712,006	1,379,424
Noncontrolling interests	91,247	27,534
Total equity	1,803,253	1,406,958
Total liabilities and equity	$3,715,890	$3,172,300

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Rental income	$118,252	$103,875	$338,646	$301,570
Interest and other operating income	88	67	243	203
Total revenues	118,340	103,942	338,889	301,773
Expenses:
Rental	36,885	32,921	105,299	92,855
General and administrative	7,293	6,430	20,879	19,229
Acquisition-related	1,122	907	4,997	3,365
Depreciation and amortization	47,864	40,518	130,430	115,179
Impairment	—	—	—	1,655
Total expenses	93,164	80,776	261,605	232,283
Income before other income (expense)	25,176	23,166	77,284	69,490
Interest expense:
Interest related to derivative financial instruments	(552)	(903)	(1,856)	(2,278)
Gain (loss) on change in fair value of derivative financial instruments, net	1,306	(2,383)	(2,144)	(3,079)
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	754	(3,286)	(4,000)	(5,357)
Interest related to debt	(16,386)	(13,536)	(44,503)	(41,499)
Gain on sale of real estate, net	—	152	4,212	152
(Loss) gain on extinguishment of debt, net	(3,000)	(14)	(3,022)	107
Other income	95	72	220	91
Net income	$6,639	$6,554	$30,191	$22,984
Net income attributable to noncontrolling interests	(212)	(91)	(830)	(425)
Net income attributable to common stockholders	$6,427	$6,463	$29,361	$22,559
Earnings per common share - basic:
Net income attributable to common stockholders	$0.05	$0.05	$0.22	$0.18
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.04	$0.05	$0.21	$0.18
Weighted average common shares outstanding:
Basic	138,807	126,863	134,905	125,750
Diluted	143,138	128,793	138,314	127,680

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$30,191	$22,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	128,728	112,711
Share-based compensation expense	5,136	4,462
Bad debt expense	508	743
Gain on sale of real estate, net	(4,212)	(152)
Impairment	—	1,655
Loss (gain) on extinguishment of debt, net	3,022	(107)
Change in fair value of derivative financial instruments	2,144	3,079
Changes in operating assets and liabilities:
Receivables and other assets, net	(14,051)	(6,021)
Accounts payable and accrued liabilities	3,598	(4,124)
Prepaid rent and other liabilities	(6,807)	3,429
Net cash provided by operating activities	148,257	138,659
Cash flows from investing activities:
Investments in real estate	(532,527)	(253,107)
Proceeds from the sale of real estate	23,368	33,279
Capital expenditures	(34,064)	(17,330)
Restricted cash, escrow deposits and other assets	2,143	2,994
Net cash used in investing activities	(541,080)	(234,164)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	513,000	387,000
Payments on unsecured revolving credit facility	(704,000)	(247,000)
Proceeds from unsecured senior notes	347,725	—
Borrowings on unsecured term loans	200,000	100,000
Payments on unsecured term loans	(155,000)	—
Payments on secured mortgage loans	(98,453)	(76,149)
Deferred financing costs	(3,039)	(289)
Security deposits	862	145
Proceeds from issuance of common stock	418,891	44,324
Repurchase and cancellation of common stock	(2,425)	(1,322)
Dividends paid	(116,655)	(108,891)
Distributions paid to noncontrolling interest of limited partners	(2,724)	(1,580)
Redemption of redeemable noncontrolling interest	(491)	—
Net cash provided by financing activities	397,691	96,238
Net change in cash and cash equivalents	4,868	733
Cash and cash equivalents - beginning of period	13,070	10,413
Cash and cash equivalents - end of period	$17,938	$11,146

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$6,639	$6,554	$30,191	$22,984
General and administrative expenses	7,293	6,430	20,879	19,229
Acquisition-related expenses	1,122	907	4,997	3,365
Depreciation and amortization expense	47,864	40,518	130,430	115,179
Impairment	—	—	—	1,655
Interest expense and net change in fair value of derivative financial instruments	15,632	16,822	48,503	46,856
Gain on sale of real estate, net	—	(152)	(4,212)	(152)
Loss (gain) on extinguishment of debt, net	3,000	14	3,022	(107)
Other income	(95)	(72)	(220)	(91)
NOI	$81,455	$71,021	$233,590	$208,918
NOI percentage growth	14.7%		11.8%

NOI	$81,455	$71,021	$233,590	$208,918
Straight-line rent adjustments, net	(1,161)	(1,750)	(3,636)	(5,835)
Amortization of below and above market leases/leasehold interests, net and lease termination fees (1)	3	598	497	1,739
Cash NOI	$80,297	$69,869	$230,451	$204,822
Notes receivable interest income	(68)	—	(68)	—
Non Same-Property Cash NOI	(11,590)	(3,398)	(37,569)	(17,615)
Same-Property Cash NOI (2)	$68,639	$66,471	$192,814	$187,207
Same-Property Cash NOI percentage growth	3.3%		3.0%

(1) For the three and nine months ended September 30, 2016 and all periods thereafter, Cash NOI includes lease termination fees as they are deemed to be generated in the ordinary course of business.
(2) Same-Property includes 283 and 275 buildings for the three and nine months ended September 30, 2016 and 2015.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) acquisition-related expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; and (viii) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments and (ii) amortization of below and above market leases/leasehold interests and lease termination fees. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods presented, excluding properties intended for disposition in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to common stockholders	$6,427	$6,463	$29,361	$22,559
Depreciation and amortization expense related to investments in real estate	47,545	40,188	129,477	114,220
Gain on sale of real estate, net	—	(152)	(4,212)	(152)
Impairment	—	—	—	1,655
FFO attributable to common stockholders	$53,972	$46,499	$154,626	$138,282
Acquisition-related expenses	1,122	907	4,997	3,365
(Gain) loss on change in fair value of derivative financial instruments, net	(1,306)	2,383	2,144	3,079
Loss (gain) on extinguishment of debt, net	3,000	14	3,022	(107)
Noncontrolling income from partnership units included in diluted shares	211	71	802	348
Other normalizing items, net (1)	133	127	117	216
Normalized FFO attributable to common stockholders	$57,132	$50,001	$165,708	$145,183
Other income	(95)	(72)	(220)	(91)
Non-cash compensation expense	2,103	1,358	5,136	4,462
Straight-line rent adjustments, net	(1,161)	(1,750)	(3,636)	(5,835)
Amortization of below and above market leases/leasehold interests and corporate assets, net	323	603	1,476	1,755
Deferred revenue - tenant improvement related	7	(193)	—	(462)
Amortization of deferred financing costs and debt discount/premium, net	795	702	2,288	2,445
Recurring capital expenditures, tenant improvements and leasing commissions	(9,882)	(5,966)	(22,866)	(14,022)
Normalized FAD attributable to common stockholders	$49,222	$44,683	$147,886	$133,435

Net income attributable to common stockholders per diluted share	$0.04	$0.05	$0.21	$0.18
FFO adjustments per diluted share, net	0.34	0.31	0.91	0.90
FFO attributable to common stockholders per diluted share	$0.38	$0.36	$1.12	$1.08
Normalized FFO adjustments per diluted share, net	0.02	0.03	0.08	0.06
Normalized FFO attributable to common stockholders per diluted share	$0.40	$0.39	$1.20	$1.14

Weighted average diluted common shares outstanding	143,138	128,793	138,314	127,680

(1) For the three and nine months ended September 30, 2016 and all periods thereafter, other normalizing items excludes lease termination fees as they are deemed to be generated in the ordinary course of business.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.

HTA computes Normalized FFO, which excludes from FFO: (i) acquisition-related expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) deferred revenue - tenant improvement related; (vi) amortization of deferred financing costs and debt premium/discount; and (vii) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of our operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.